                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AST RESEARCH, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                                                PRELIMINARY COPY
                                                                           DRAFT

                               AST RESEARCH, INC.
                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92718

                                                                April   , 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of AST
Research, Inc. to be held on May   , 1995, at 9:00 a.m., Pacific Daylight Time,
in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660.

  The Special Meeting has been called to consider and approve, as a single proposal, an amendment of AST's Certificate of Incorporation to increase the size of the Board of Directors to thirteen members, and certain other matters relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd. of an approximately 40.25% interest in AST. In connection therewith, Samsung and AST will enter into certain cooperative arrangements, including component supply and joint procurement. Samsung has commenced a cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of AST common stock at $22.00 per share and is proposing to purchase from AST (i) 6,440,000 shares of common stock at $19.50 per share and (ii) an estimated 5,630,000 shares of common stock at $22.00 per share. Samsung's obligation to consummate these transactions, and its right to consummate the elements of these transactions other than the first purchase of 6,440,000 shares, are subject to AST stockholder approval.

  The matters to be considered and voted upon at the Special Meeting are of great importance to your investment and the future of AST. Your Board of Directors has carefully reviewed and considered the terms and conditions of the transactions with Samsung and has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the consideration to be received by AST and its stockholders in the transactions is fair from a financial point of view. A copy of that opinion is attached to the accompanying Proxy Statement. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTIONS WITH SAMSUNG, HAS DETERMINED THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, AST'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

  Details of the proposed transactions are set forth in the accompanying Proxy Statement. I urge you to read it carefully. Your vote is important. Approval requires the affirmative vote of at least a majority of the voting power represented by the Common Stock. I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

  If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of
your shares may be voted. I look forward to seeing you at the May   , 1995
Special Meeting of Stockholders.

                                          Very truly yours,
                                          AST RESEARCH, INC.

                                          Safi U. Qureshey
                                          Chief Executive Officer
                                          and Chairman of the Board

                                                                PRELIMINARY COPY
                                                                           DRAFT

                               AST RESEARCH, INC.
                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92718

                                                                  April   , 1995

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders:

  Notice is hereby given that a Special Meeting of Stockholders of AST Research, Inc. (the "Company") will be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660
on           , May   , 1995, at 9:00 a.m., Pacific Daylight Time, to consider
and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal") and to transact such other business as may properly come before the meeting or any adjournments thereof:

  1. The amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Company's Stock Purchase Agreement with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in the Purchaser's cash tender offer to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

  The Stock Purchase Agreement, the exhibits thereto and related matters are more fully described in the attached Proxy Statement.

  The Company is submitting the Proposal for stockholder approval in connection with the Stock Purchase Agreement. The affirmative vote of at least a majority of the voting power represented by the shares of Common Stock entitled to vote on the Proposal will be required to approve the Proposal. The close of business
on       , April   , 1995 is the date of record ("Record Date") for the
determination of stockholders entitled to notice of, to attend and to vote at the Special Meeting. Accordingly, stockholders are eligible to vote at the Special Meeting, in person or by proxy, even if they have tendered their shares prior to the Record Date in connection with the Purchaser's offer described above. Stockholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their stockholder status as of the Record Date upon entrance to the Special Meeting. Accordingly, stockholders attending the meeting should bring appropriate identification to the meeting evidencing such stockholder status as of the Record Date. A list of stockholders at the Record Date will be available during normal business hours for examination by any stockholder for any purpose germane to the Special Meeting for a period of ten days prior to the date of the Special Meeting, at the offices of the Company, 16215 Alton Parkway, Irvine, California 92718.

  All stockholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the Special Meeting.

                                          By Order of the Board of Directors

                                          DENNIS R. LEIBEL
                                          Secretary

Irvine, California
April   , 1995

                                PRELIMINARY COPY
   THESE MATERIALS CONSTITUTE PRELIMINARY PROXY MATERIALS FILED WITH RESPECT TO THE FORTHCOMING SPECIAL MEETING OF STOCKHOLDERS. CERTAIN INFORMATION IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN (AND IF) DEFINITIVE PROXY MATERIALS ARE MAILED TO STOCKHOLDERS, AND WILL BE REVISED TO REFLECT ACTUAL FACTS AT THAT TIME.

                               AST RESEARCH, INC.

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY   , 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AST Research, Inc. (the "Company") of Proxies to be voted at the Special Meeting of Stockholders (the "Special Meeting") to be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd.,
Newport Beach, California 92660 on           , May   , 1995, at 9:00 a.m.,
Pacific Daylight Time, regarding an amendment of the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors to thirteen members, and certain other matters (collectively, the "Proposal") relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd, a Korean corporation (the "Purchaser") of an approximately 40.25% interest in the Company.

  Enclosed with this Proxy Statement is a notice of the Special Meeting, together with a proxy for your signature. Failure to return a properly executed and dated proxy card and failure to vote in person at the Special Meeting will have the same effect as a vote AGAINST the Proposal. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy are first being sent to the
Company's stockholders is April   , 1995. Shares of Common Stock represented by
properly executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal.

  At the Special Meeting stockholders will be asked to consider and approve, as a single proposal and with one vote, certain matters relating to the Proposal. Such approval will require the affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date for the Special Meeting. The Purchaser has the right to consummate, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, but regardless of whether stockholder approval has been obtained, the first purchase from the Company of 6,440,000 shares of Common Stock, which would represent approximately 16.6% of the Common Stock outstanding, after giving effect to such purchase. If such purchase were to be made prior to the Record Date, the Purchaser would hold and be entitled to vote such shares at the Special Meeting. See "THE TRANSACTIONS."

  Under the Bylaws of the Company, no business may be transacted at the Special Meeting except as set forth in the notice of the Special Meeting accompanying this Proxy Statement or as properly brought before the meeting by or at the direction of the Board of Directors. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum. If any other matters are properly presented to the Special Meeting for consideration (such as consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies)), the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Board of Directors knows of no such other matters.

              THE DATE OF THIS PROXY STATEMENT IS APRIL   , 1995.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
THE SPECIAL MEETING.......................................................   9
  General.................................................................   9
  Vote by Proxy...........................................................   9
  Cost and Method of Solicitation.........................................   9
  Shares Voting...........................................................  10
  Vote Required...........................................................  10
INTERESTS OF CERTAIN PERSONS..............................................  10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  13
BACKGROUND OF THE TRANSACTIONS............................................  14
  General.................................................................  14
  Recommendation of the Company's Board of Directors......................  16
  Opinion of Financial Advisor............................................  18
THE TRANSACTIONS..........................................................  19
  General.................................................................  19
    The Company...........................................................  19
    The Purchaser.........................................................  19
    Capitalization........................................................  20
    Use of Proceeds.......................................................  20
  The Stock Purchase Agreement and Exhibits...............................  21
    The Offer.............................................................  21
    The Share Issuances...................................................  21
    Representations and Warranties........................................  22
    Conduct of Business of the Company....................................  22
    Other Potential Bidders...............................................  22
    Termination...........................................................  23
    Transaction Expenses..................................................  23
    The Stockholder Agreement.............................................  24
      Standstill..........................................................  24
      Pro Rata Purchase Right.............................................  25
      Transfer Restriction................................................  25
      Board Representation................................................  25
      Certain Covenants...................................................  26
      Certain Approval Rights.............................................  26
      Results of Operations...............................................  27
      Material Transactions...............................................  28
      Termination of Certain Rights.......................................  28
      Registration Rights Agreement.......................................  29
      Letter of Credit Agreement..........................................  29
  Strategic Alliance Agreement............................................  29
  Restated Certificate of Incorporation; Amended Bylaws...................  30
  Stockholder Rights Plan; Certain Anti-Takeover Effects of the
   Purchaser's Investment.................................................  32
OTHER BUSINESS............................................................  33
  Stockholder Proposals...................................................  33
AVAILABLE INFORMATION.....................................................  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  33

ANNEXES
Annex A--Opinion of Merrill Lynch
Annex B--Stock Purchase Agreement
Annex C--Form of Letter of Credit Agreement
Annex D--Form of Registration Rights Agreement
Annex E--Form of Stockholder Agreement
Annex F--Form of Restated Certificate of Incorporation
Annex G--Form of Amended Bylaws

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of AST Research, Inc., a Delaware corporation (the "Company"). The Proxies will be used at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on
        , May   , 1995, at 9:00 a.m., Pacific Daylight Time, in the Deauville
Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned session of the Special Meeting.

  At the Special Meeting, holders (the "Stockholders") of record of the common stock, par value $0.01 per share, of the Company (the "Common Stock") at the
close of business on April   , 1995 (the "Record Date") are being asked to
consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal").

  1. The amendment and restatement of the Company's Certificate of Incorporation (the "Restated Charter") to increase the size of the Board from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Company's Stock Purchase Agreement (as defined herein) with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of Common Stock at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in the Purchaser's cash tender offer (the "Offer") to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share, net to the seller in cash), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including, without limitation, the Stockholder Agreement.

  THE BOARD HAS UNANIMOUSLY APPROVED THE RESTATED CHARTER AND THE OTHER TRANSACTIONS (THE "TRANSACTIONS") CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL. See "THE TRANSACTIONS."

VOTE BY PROXY

  A Proxy card is enclosed for use at the Special Meeting. The Proxy may be revoked at any time before it is voted.

SHARES VOTING

  Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting, in person or by Proxy, even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer.

VOTE REQUIRED

  The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. Under the Delaware General Corporation Law (the "DGCL"), the amendment and restatement of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. In addition, under the rules of the Nasdaq National Market, the issuance to the Purchaser of the shares of Common Stock in the Second Issuance requires the approval of the holders of a majority of the shares of Common Stock present and voting at the Special Meeting. In light of the significant control and other rights that are being granted to the Purchaser in connection with the Transactions, the Board has determined to submit the Proposal in its entirety to the Stockholders. Accordingly, as a single proposal, the Proposal requires the vote of a majority of the outstanding shares. Approval of the Proposal is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions, including the purchase of shares pursuant to the Offer but excluding the first purchase of 6,440,000 shares. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than such first purchase of 6,440,000 shares, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval).

                         BACKGROUND OF THE TRANSACTIONS

BACKGROUND OF AND REASONS FOR THE TRANSACTIONS

  From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as dynamic random access memory chips ("DRAMs") and high quality liquid crystal display panels ("LCDs"). These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

  In 1994, in light of the continued increase in competition in the personal computer industry and other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and, accordingly, prospective investors were contacted by or on behalf of the Company to solicit their interest in the Company. After evaluating the proposed transactions, pursuing each indication of interest it received from potential investors (including the Purchaser's investment proposal), and a lengthy process of review, the Board concluded, following discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time and made the determination set forth below.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  At a meeting held on February 27, 1995, the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer.

OPINION OF FINANCIAL ADVISOR

  On February 27, 1995, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered to the Board a written opinion to the effect that the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) pursuant to the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex A. THE MERRILL LYNCH OPINION SHOULD BE READ BY STOCKHOLDERS CAREFULLY IN ITS ENTIRETY.

                                THE TRANSACTIONS

GENERAL

  The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!(R), Bravo(TM), Premmia(TM), Manhattan(TM) and Ascentia(TM) brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, value added dealers ("VADs"), value added resellers ("VARs"), original equipment manufacturers ("OEMs") and U.S. Government approved dealers.

  The Purchaser. The Purchaser is a Korean corporation and is a leading international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

THE STOCK PURCHASE AGREEMENT AND EXHIBITS

  General. The Stock Purchase Agreement, dated as of February 27, 1995, between the Company and the Purchaser and attached hereto as Annex B (the "Stock Purchase Agreement"), provides that the Purchaser will (i) make the Offer to purchase from the Stockholders for cash up to 5,820,000 shares of Common Stock (the "Offer Shares") at $22.00 per share, (ii) have the right and obligation, subject to certain conditions, to purchase from the Company (a) 6,440,000 newly issued shares (the "First Issuance Shares") of Common Stock at $19.50 per share (the "First Issuance") and (b) such additional number (5,630,000, assuming no further issuances and full participation in the Offer) of newly issued shares of Common Stock (the "Second Issuance Shares" and, together with the First Issuance Shares, the "New Issue Shares") at $22.00 per share, net to the seller in cash (the "Second Issuance" and, together with the First Issuance, the "Share Issuances") so that, after giving effect to the completion of the First Issuance and the purchase of the Offer Shares, the Purchaser will own approximately 40.25% of the outstanding Common Stock, and (iii) acquire the rights and accept the obligations and restrictions set forth in the Letter of Credit Agreement, the Registration Rights Agreement and the Stockholder Agreement attached hereto as Annexes C, D and E, respectively, and certain other documents attached as exhibits to the Stock Purchase Agreement.

  The Offer. The Stock Purchase Agreement provides that the obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. Subject to certain restrictions, the Purchaser may extend the Offer and may make other changes in the terms and conditions of the Offer, but may not reduce the number of Offer Shares or the Offer price.

  The Share Issuances. The obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of certain conditions, including but not limited to, certain United States and Korean regulatory approvals. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions: (i) approval by a majority of the Stockholders of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement and (D) the Restated Charter,
(ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Company's Amended and Restated Rights Agreement, dated as of January 28, 1994 (the "Rights Plan"), to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Safi U. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels. The obligation of the Company to issue and sell the Second Issuance Shares is further subject to the Offer being consummated in accordance with its terms, Stockholder approval as described above and the receipt of any waivers or amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein.

  Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances,
(ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which after the purchase and sale of the New Issue Shares will be subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement.

  Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates to cease any existing discussions or negotiations with any third party with respect to any acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or merger or other combination of the Company or any of its subsidiaries. The Stock Purchase Agreement provides that the Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms, initiate, solicit or encourage any discussions regarding any such third party transaction, or hold any such discussions or enter into any agreement concerning any such third party transaction, subject in each case to the fiduciary obligations of the Board.

  Termination. The Stock Purchase Agreement generally provides that either the Purchaser or the Company may terminate its obligations thereunder (i) to the extent that performance is materially restrained by a judgment, ruling, order or decree of any Governmental Authority (as defined herein), (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by June 30, 1995 or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within 10 days' notice of such breach. Additionally, subject to certain conditions, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if the Company receives a Superior Proposal (as defined herein) and the Company has paid a termination fee to the Purchaser. The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if there has occurred, or any definitive agreement or agreement in principle has been executed with respect to, a Third Party Acquisition (as defined herein).

  The Stockholder Agreement. The Stockholder Agreement provides, among other things, for the following:

    Standstill. Subject to certain exceptions, for a period of four years from the closing of the purchase and sale of the New Issue Shares, neither the Purchaser nor any of its affiliates may acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to certain specified transactions, but subject to the requirement that their collective ownership of the total voting power represented by the outstanding capital stock of the Company not exceed 49.9%. After such four-year standstill period, the Purchaser may not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser's interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates.

    Pro Rata Purchase Right. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the Purchaser will have the right, but not the obligation, to maintain its proportionate ownership interest in the Company in the event of certain issuances of equity securities of the Company by purchasing from the Company a pro rata portion of equity securities proposed to be issued by the Company.

    Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described herein, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing in which all other stockholders may participate on a pro rata basis on the same terms as the Purchaser, pursuant to certain public offerings or open market transactions and in transactions approved by a majority of directors not designated by the Purchaser, as described herein.

    Board Representation. The Purchaser will initially have the right to designate the number of directors that will be one fewer than a majority of the total number of directors (anticipated to be six of thirteen members of the Board upon Stockholder approval of the Transactions). If the Purchaser acquires the First Issuance Shares but does not acquire the Second Issuance Shares or the Offer Shares, or if the Purchaser's interest in the Company is less than 30% for a period of 25 consecutive days, then the Purchaser will be entitled to proportionate Board representation. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board. In addition, at all times until the Purchaser's interest in the Company is less than 30% or greater than 90% for a period of 25 consecutive days, the Board must include at least three Independent Directors (as defined herein).

    Results of Operations. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, if the Company and its subsidiaries fail to attain certain minimum consolidated revenue, gross profit or net income results for fiscal 1996 or 1997, a management committee of the Board will be formed with the authority to review and determine the desirability of making certain changes in senior management of the Company (persons acting as Vice President or higher, other than the Chief Executive Officer). Designees of the Purchaser will constitute a majority of the members of such committee.

    Certain Approval Rights. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or prior written consent of not less than a majority of the directors designated by the Purchaser, will be required to approve or authorize certain transactions, including, (i) certain significant acquisitions of assets, stock or other interests of other business operations, (ii) certain divestitures of product lines or lines of business of the Company, (iii) certain issuances of voting securities, (iv) the annual capital expenditure budget, and capital expenditures in excess of $15 million other than pursuant to the approved budget, (v) any amendments to the Company's Certificate of Incorporation or Bylaws, and (vi) the entering into of certain strategic relationships and agreements not to compete.

    Registration Rights Agreement. The Purchaser will have the right to require the Company to file certain Demand Registrations (as defined herein) and will have certain "piggyback" registration rights. Expenses relating to registrations (other than selling expenses and commissions) will generally be payable by the Company.

    Letter of Credit Agreement. The Letter of Credit Agreement provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy Corporation. Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock at the then prevailing market price, or a combination of both (subject to the 49.9% ownership limitation during the standstill period described above).

    Restated Certificate of Incorporation and Amended Bylaws. The proposed Restated Charter and amendment of the Company's Bylaws (the "Amended Bylaws"), attached hereto as Annexes F and G, respectively, will, among other things, increase the size of the Board from a range of five to nine members to a range of five to thirteen members and implement other changes consistent with certain elements of the Transactions.

STRATEGIC ALLIANCE AGREEMENT

  In connection with the Stock Purchase Agreement, the Company and the Purchaser have entered into a Strategic Alliance Agreement, dated as of February 27, 1995 (the "Strategic Alliance Agreement"), pursuant to which such parties have generally agreed to negotiate and agree, prior to the issuance and sale of the Second Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. Such relationships will be effected through the following commercial agreements: (a) component supply agreements for certain components used in the manufacture of the Company's products, (b) a joint procurement agreement providing a mechanism for the Purchaser and the Company to coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties, (c) a joint marketing agreement to share expertise to jointly market currently existing and newly developed products of both parties in order to achieve maximum market penetration for both parties, (d) a cross OEM agreement to coordinate the utilization of the manufacturing and assembly capacity of each other, (e) a joint product development agreement to provide for joint development of products to accelerate product time to market for both parties, (f) a cross license agreement for the parties to provide licenses to each other for certain of their respective intellectual property rights, (g) an employee exchange agreement to provide opportunities for employees of one company to spend time as employees of the other company in order to facilitate a mutual understanding of each party's respective business, and (h) a technical collaboration agreement to provide that the Company and the Purchaser will collaborate regarding technical information. While the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance.

INTERESTS OF CERTAIN PERSONS

  In considering the Proposal, Stockholders should be aware that certain directors and officers of the Company, and the persons to be designated by the Purchaser to serve as directors of the Company, may be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. See "INTERESTS OF CERTAIN PERSONS."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Proxy Statement by reference: (i) pages S-1, S-2 and S-4 through S-11 of Schedule I to the Company's Schedule 14D-9 as filed with the Commission on March 6, 1995 (as amended from time to time, the "Schedule 14D-9"), (ii) pages 14 through 24 and pages 26 through 47 of the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994 (the "1994 10-K") and (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 1994 and December 31, 1994 (the "Quarterly Reports").

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting are deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein are deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).

                                PROXY STATEMENT

                        MAILED BEGINNING APRIL   , 1995
                    FOR A SPECIAL MEETING OF STOCKHOLDERS TO

                           BE HELD MAY   , 1995

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of the Company. The principal executive office of the Company is located at 16215 Alton Parkway, Irvine, California 92718. The
Proxies will be used at a Special Meeting on         , May   , 1995, at 9:00
a.m., Pacific Daylight Time, in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned sessions of the Special Meeting.

  At the Special Meeting, Stockholders of record of the Common Stock at the close of business on the Record Date are being asked to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal").

  1. The Restated Charter to increase the size of the Board from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Stock Purchase Agreement and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of the New Issue Shares; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

  On February 27, 1995, the last full trading day prior to the first public announcement of the Transactions, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $14 3/8, $14
and $14 3/16, respectively. On April   , 1995, the last full trading day prior
to the date of this Proxy Statement, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $
, $        and $        , respectively.

  The Board has unanimously approved the Restated Charter and the other elements of the Transactions and unanimously recommends that the Stockholders vote FOR approval of the Proposal.

VOTE BY PROXY

  A Proxy card is enclosed for use at the Special Meeting. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent to the
Stockholders is April   , 1995. Shares of Common Stock represented by properly
executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal. In addition, unless contrary instructions are indicated on the Proxy card, the four non-employee directors of the Company designated on the Proxy card may, in their discretion, vote on any procedural issues that may properly arise at the Special Meeting.


COST AND METHOD OF SOLICITATION

  The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone or telegram. The Company will use the services of D.F. King & Co., Inc. to aid in the solicitation of Proxies; their charges will be approximately $6,500 plus expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of the Common Stock.

SHARES VOTING

  Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. At the close of business on April 1, 1995, the Company had 32,376,500 shares of Common Stock outstanding and entitled to be voted. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting in person or by Proxy even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer. The Common Stock will vote together as a single class on the Proposal and on any procedural matters presented at the Special Meeting.

  Stockholders are not entitled to appraisal rights with respect to the Proposal.

VOTE REQUIRED

  The Common Stock is the Company's only issued and outstanding class of equity security. The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. Under the DGCL, the amendment and restatement of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. In addition, under the rules of the Nasdaq National Market, the issuance to the Purchaser of the shares of Common Stock in the Second Issuance requires the approval of the holders of a majority of the shares of Common Stock present and voting at the Special Meeting. In light of the significant control and other rights that are being granted to the Purchaser in connection with the Transactions, the Board has determined to submit the Proposal in its entirety to the Stockholders. Accordingly, as a single proposal, the Proposal requires the vote of a majority of the outstanding shares. Approval of the Proposal is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions, including the purchase of the shares pursuant to the Offer but excluding the First Issuance. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than the First Issuance, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval). See "THE TRANSACTIONS." In such event, no assurances may be made that the Company and the Purchaser would agree to proceed with any or all of the Transactions, or any other transactions of a similar nature. There are boxes on the Proxy card to vote FOR or AGAINST or to ABSTAIN on the Proposal. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum.

                          INTERESTS OF CERTAIN PERSONS

  Certain directors and officers of the Company may be deemed to have interests in the Transactions that are in addition to their interests, if any, as holders of Common Stock and the interests of the Stockholders generally. The Board was aware of these interests and considered them, among other factors, in approving the Transactions and making its recommendation to Stockholders. The following description, and certain information with respect to certain contracts, agreements, arrangements and understandings between the Company and its executive officers, directors and affiliates, does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which have been filed as exhibits to the Company's

Current Report on Form 8-K dated February 27, 1995 or the Schedule 14D-9 and may be obtained in the manner set forth in "AVAILABLE INFORMATION," and to the discussion thereof set forth in Schedule I to the Schedule 14D-9 to the extent incorporated herein by reference.

    Acceleration of Officer Stock Options in Accordance with their
  Terms. Pursuant to the terms of stock option agreements evidencing the grant of options to executive officers under the Company's 1989 Long-Term Incentive Program, such options will accelerate and become exercisable upon the acquisition by the Purchaser of 20% or more of the Common Stock; provided, however, that the extent of such acceleration will be limited to the portion that may be so accelerated without being deemed a "parachute payment" for purposes of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, if the Second Issuance and the purchase of the Offer Shares occurs, such unvested options will accelerate.

    The following table sets forth for each executive officer the number of stock options subject to acceleration (assuming that the Transactions occur on or before June 30, 1995) and the weighted average per share exercise price of such stock options:

                                                     NUMBER OF
                                                     UNVESTED       WEIGHTED
                                                   STOCK OPTIONS    AVERAGE
                                                    SUBJECT TO     PER SHARE
              NAME                                 ACCELERATION  EXERCISE PRICE
              ----                                 ------------- --------------
       Safi U. Qureshey...........................    188,750        16.299
       James T.Schraith...........................    201,250        15.468
       Bruce C. Edwards...........................    105,000        15.969
       Kirby B. Coryell...........................    114,750        12.767
       Dennis R. Leibel...........................     27,250        15.920
       Richard P. Ottaviano.......................     88,750        15.928
       James D. Wittry............................     60,000        12.625
       Scott A. Smith.............................     41,250        16.852

    Waiver of Repurchase Rights. The Company's 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan") and 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "1994 Plan") have been amended to provide that the contemplated purchases of the Common Stock by the Purchaser (i) will not trigger certain repurchase rights that the directors would otherwise have thereupon with respect to vested options granted under the 1991 Plan and outstanding options granted under the 1994 Plan and (ii) will accelerate the exercisability of unvested options outstanding under the 1994 Plan. Each of the affected directors has agreed to waive such repurchase rights insofar as the Purchaser's contemplated investment is concerned. The number of unvested stock options under the 1994 Plan subject to acceleration held by each of Messrs. Yocam, Goeglein and Peltason and Dr. Santoro (assuming that the contemplated investment by the Purchaser takes place on or before June 30, 1995) is 50,000, each with an exercise price of $14.25 per share. In addition, warrants to purchase shares of Common Stock held by two of the Company's directors, Dr. Carmelo Santoro and Mr. Richard Goeglein, have been amended to waive similar repurchase rights thereunder. In each case, the repurchase rights would continue to be triggered by certain acquisitions by other persons, as well as by additional acquisitions by the Purchaser that bring the Purchaser's interest in the Company in excess of 49.9%.

    Acceleration of Exercisability of Warrants in Accordance with their Terms. Pursuant to a warrant certificate issued by the Company to Dr. Santoro in 1992, unvested warrants to purchase 25,000 shares of Common Stock at a price of $13.50 per share will accelerate and become exercisable upon acquisition by the Purchaser of 20% or more of the Common Stock. Such warrants would otherwise have vested and become exercisable in July of 1995 and 1996.

    Amendment of Severance Compensation Agreements. The Company maintains severance agreements (the "Severance Compensation Agreements") with its eight executive officers identified in the stock option table above and fifteen non-officer vice-presidents (collectively, the "Covered Executives") which generally provide for the payment of certain benefits in the event of the termination of a Covered Executive's employment following a "change in control" (as defined in the Severance Compensation Agreements), either by the Company without cause or by the Covered Executive for "good reason" (as defined therein). Except as set forth below, the contemplated acquisitions of Common Stock by the Purchaser will constitute a "change in control" for purposes of the Severance Compensation Agreements. Pursuant to a resolution of the Board adopted February 27, 1995, the Severance Compensation Agreements have been amended to (i) restrict the circumstances under which a Covered Executive may claim "constructive termination" of his employment and receive benefits under the Severance Compensation Agreements, (ii) clarify that the excise tax "gross-up" provided in the Severance Compensation Agreements applies with respect to all benefits and payments subject to excise tax under section 4999 of the Code and (iii) provide that with respect to each Covered Executive other than Mr. Safi U. Qureshey, the Company's Chief Executive Officer and Chairman of the Board, the amount of the lump-sum severance benefit otherwise payable to the Covered Executive would be increased by 50% in the event the Covered Executive's employment were to be terminated in accordance with any action taken by or recommendation of the Management Committee (as defined herein). The circumstances under which a Covered Executive may claim constructive termination of his employment principally consist of (i) an adverse change in position, duties, offices and responsibilities within the Company, (ii) a reduction in salary or failure to provide for benefit and incentive compensation plan participation at a level no less than that in effect prior to the change in control, (iii) relocation of the Covered Executive by the Company, (iv) a material breach by the Company of the Severance Compensation Agreement, or
  (v) failure by the Company to obtain the assumption of the Severance Compensation Agreement by any successor or assignee of the Company.

    Waiver of Rights under Employment Agreement. Mr. Qureshey's employment agreement with the Company, dated July 27, 1993, has been amended to provide that Mr. Qureshey will not be entitled to receive severance payments pursuant to his Severance Compensation Agreement, dated as of February 15, 1991, upon the contemplated acquisitions of Common Stock by the Purchaser. Mr. Qureshey will, however, continue to be entitled to such payments in the event his employment is terminated or additional acquisitions by the Purchaser bring the Purchaser's interest in the Company in excess of 49.9%.

    The Purchaser will have the right to certain Board representation following the Transactions. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits--The Stockholder Agreement." As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto. To the extent that any such director designees are affiliated or associated with the Purchaser, such persons may thereby be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. When the Purchaser designees become directors they will also be entitled, subject to certain restrictions (particularly in the case of designees who may be deemed to be affiliates of the Purchaser), to receive normal compensation and benefits customarily given by the Company to non-employee members of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of April 1, 1995, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four other most highly compensated executive officers during the Company's last fiscal year, and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1% and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 32,376,500 shares outstanding at April 1, 1995.

                                                  NUMBER OF SHARES
                                                 -------------------
                                                                     PERCENTAGE
                                                  OPTIONS             OF SHARES
           NAME OF BENEFICIAL OWNER                 (A)      TOTAL   OUTSTANDING
           ------------------------              --------- --------- -----------
FMR Corp. (b)..................................          0 2,284,553     7.06%
Brinson Holdings, Inc. (c).....................          0 2,853,300     8.81%
Loomis, Sayles & Company, L.P. (d).............          0 1,968,800     6.08%
Richard J. Goeglein............................    108,000   125,000       --
Jack W. Peltason...............................     58,000    58,300       --
Carmelo J. Santoro, Ph.D.......................     99,500    99,500       --
Delbert W. Yocam...............................     69,000    69,000       --
Safi U. Qureshey (e)...........................    845,000 3,218,032     9.69%
James T. Schraith..............................    233,500   239,500       --
Bruce C. Edwards (f)...........................    240,000   291,400       --
James L. Forquer (g)...........................    115,000   115,000       --
Richard P. Ottaviano...........................    156,500   157,500       --
All directors and executive officers as a group
 (12 persons)..................................  2,157,500 4,611,258    13.35%

- --------
(a) Includes shares which executive officers and directors have the right to acquire within 60 days of April 1, 1995 under stock option and warrant agreements (giving effect to the acceleration thereof to the extent set forth under "INTERESTS OF CERTAIN PERSONS").

(b) According to such persons' report on Schedule 13G/A, these shares are beneficially owned by FMR Corp., Fidelity Management & Research Company ("FMRC") and Fidelity Management Trust Company ("FMTC"), each of 82 Devonshire Street, Boston, Massachusetts 02109. According to such report, FMRC and FMTC are each a wholly owned subsidiary of FMR Corp.

(c) According to such persons' report on Schedule 13G, these shares are beneficially owned by Brinson Holdings, Inc. ("BHI"), Brinson Partners, Inc. ("BPI") and Brinson Trust Company ("BTC"), each of 209 South LaSalle, Chicago, Illinois 60604-1295. According to such report, BTC is a wholly owned subsidiary of BPI and BPI is a wholly owned subsidiary of BHI.

(d) According to such person's report on Schedule 13G, these shares are beneficially owned by Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts 02111.

(e) Includes 92,572 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey and 8,760 shares held by Nancy Marshall, Ishrat Qureshey and Lubna Bokhari, co-trustees of Irrevocable Trusts established for the benefit of Mr. Qureshey's minor children, to which Mr. Qureshey claims no beneficial interest.

(f) Includes 1,000 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest.

(g) Mr. Forquer's employment with the Company terminated effective as of October 17, 1994. Mr. Kirby Coryell has since been elected as an executive officer in the same capacity previously held by Mr. Forquer.

  As a result of the Transactions, the Purchaser will become the largest single beneficial owner of Common Stock of the Company. If each of the Share Issuances and the Offer is consummated, the Purchaser will own approximately 40.25% of the Common Stock. If only the First Issuance is consummated, the Purchaser will own approximately 16.6% of the Common Stock then outstanding. At the Purchaser's election, the Purchaser may consummate the First Issuance prior to the Record Date. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits."

                         BACKGROUND OF THE TRANSACTIONS

GENERAL

  From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as DRAMs and high quality LCD screens. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

  The Purchaser has advised the Company that it is a leading international brand name manufacturer of consumer electronics, semiconductors and industrial electronics products, having sales of approximately $14.6 billion in its fiscal year ended December 31, 1994. The Purchaser and certain of its subsidiaries have supplied components such as DRAMs and monitors to the Company pursuant to customary commercial arrangements. Sales of such components by the Purchaser and its subsidiaries to the Company aggregated approximately $46 million, $13 million and $7 million, respectively, for the Company's fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992, and approximately $43 million for the eight months ended March 1, 1995.

  In 1994, in light of the continued increase in competition in the personal computer industry and the other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and requested the advice of Merrill Lynch.

  In August 1994, the Company engaged Merrill Lynch to act as its financial advisor in connection with exploring potential courses of action, including obtaining additional financing. In October 1994, the Company engaged Asia Pacific Ventures, Ltd. ("APV") to contact a list of prospective investors located in Asia, including the Purchaser, to solicit their interest in the Company. Numerous prospective purchasers were contacted by or on behalf of the Company. Subject to confidentiality agreements, each requesting entity was provided with certain financial information and overviews of the Company.

  During this period, the Company pursued each indication of interest it received from potential investors, met with and/or provided information to several potentially interested parties and engaged in preliminary discussions with another computer company regarding a possible business combination. Such discussions never advanced to a more serious level in light of the parties' inability to reach a tentative framework for an acceptable valuation.

  On November 1, 1994, a representative of APV, on behalf of the Company, contacted the Purchaser to determine its possible interest in a transaction with or an investment in the Company. After meetings between the Purchaser and APV in the United States and Korea, the Purchaser requested that an initial meeting with the Company be arranged.

  On November 16, 1994, an initial meeting was held. Mr. Bo-Soon Song, Senior Executive Managing Director and Chief Executive Officer of Samsung America, Inc., Mr. Robert Kim, a Managing Director of the Purchaser, and other executives of the Purchaser met with Mr. Qureshey and a representative of APV.

The representatives from each company discussed the plans and goals of their respective companies to determine whether the parties had mutual interests and should proceed with further discussions.

  On December 2, 1994, U.S. representatives of the Purchaser met at the Company's headquarters in Irvine, California with Mr. James Schraith, the Company's President and Chief Operating Officer, Mr. Bruce Edwards, Executive Vice President and Chief Financial Officer of the Company, and a representative of APV to discuss historical results of operations and to ask general questions regarding the Company.

  On December 12 and 13, 1994, Mr. Qureshey, Mr. Schraith and Mr. Edwards met in Seoul, Korea with Mr. Young Soo Kim, Executive Vice President of the Purchaser, Mr. Wook Sun, Executive Vice President of the Purchaser, Mr. Hee Dong Yoo, Senior Executive Managing Director of the Purchaser, as well as other executives of the Purchaser, to continue their earlier discussions of a possible significant investment in the Company by the Purchaser and a strategic alliance between the two companies. As a result of these meetings, on December 19, 1994 Mr. Yoo sent a letter to Mr. Qureshey indicating that the Purchaser had an interest in pursuing discussions concerning a significant minority investment coupled with a strategic alliance and requested initiation of a formal information gathering process.

  On December 21, 1994, the Company and the Purchaser entered into a confidentiality agreement and during the latter part of December, representatives of the Purchaser and their legal and financial advisors were furnished certain non-public information concerning the Company's operations and financial condition.

  On January 5 and 6, 1995, senior executives of both companies and their legal and financial advisors held a series of meetings in Irvine, California to continue the information gathering process and to discuss various alternative structures for the proposed investment and strategic alliance.

  During the second week of January, the Purchaser's financial advisors and the Company's financial advisors exchanged letters, including preliminary summaries of the terms of a proposed transaction in which the Purchaser would acquire a significant minority interest in the Company in exchange for certain Board representation and approval rights. The Company had concerns regarding certain of the terms proposed by the Purchaser, but expressed a willingness to continue discussions of a strategic alliance that would involve a significant minority position in the Company's Common Stock for the Purchaser.

  From January 9 to February 6, 1995, the parties engaged in more extensive negotiation of a preliminary term sheet. This included a series of telephone conferences as well as meetings of senior executives and their respective legal and financial advisors. At various times during this period, the parties exchanged correspondence and proposed terms of a transaction. The foregoing process resulted in a tentative understanding of certain key business terms and guiding principles that served as the framework within which the parties then negotiated the specific provisions of the definitive agreements.

  On February 9, 1995, a news service reported certain statements regarding the Purchaser's interest in and talks with the Company. Later that same day, the Company issued a press release stating that it was in discussions with certain parties, including the Purchaser, regarding a potentially significant minority investment and possible strategic business arrangements.

  Throughout this period, the Company and its advisors continued to gauge the interest of others, and held discussions with another large electronics company based in Asia regarding the terms of a potential investment. On February 9, 1995, the Company received a letter from such other party regarding a potential investment in the Company, pursuant to which such other party would acquire an approximately 19.9% interest in the Common Stock and would pursue certain strategic relationships. The Board expressed reservations about the relative attractiveness of this proposal at a telephonic meeting held on February 10, 1995. The Board believed, however, that all reasonable efforts should be made to determine whether this informal proposal might be a prelude to an increased commitment and/or more favorable terms if discussions were to progress.

  From January 26 to February 22, 1995, the Board held four meetings to consider the terms of a proposed arrangement with the Purchaser, as well as potential alternative transactions, and concluded that financing of the magnitude proposed by the Purchaser and the proposed strategic alliance and component supply arrangements were very important to the Company. The Board instructed management to continue to develop the terms of a potential investment by the Purchaser but asked that management also continue to hold discussions with the other interested party to pursue the viability of this alternative investment proposal. Meetings between this party, the Company and their respective legal and financial advisors took place from February 14, 1995 to February 21, 1995. As differences narrowed and the final terms of the Purchaser's proposal were negotiated, the Board instructed Mr. Qureshey to take all appropriate steps to elicit the best offer from such other party.

  Meetings with the Purchaser and its representatives subsequent to February 9, 1995 focused on the adequacy of the financial terms, other unresolved elements of the proposal, the consequences, particularly as to future alternatives for the Company, of such proposal and alternative proposals that could be pursued. Based upon the results of discussions between management of the Company and the other interested party, and between Merrill Lynch and such other party's financial advisor, the Board concluded that such other party was unlikely to increase the size of its financial commitment or agree to provide the Company with any commitment to provide financing to repay amounts due at maturity under the Company's existing obligations to Tandy Corporation. In light of the foregoing, the Board concluded, following additional discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time. This belief was based on, among other factors, the judgement that the other party was not willing to increase its proposed commitment, the fact that no other parties had been identified which were likely to enter into a financing transaction of similar magnitude within a comparable time period as the Purchaser's proposal, the fact that, notwithstanding the announcement on February 9, 1995 that the Company was in discussions with the Purchaser, no other parties contacted either the Company or its financial advisors to express an interest in making an investment in the Company, and the Company's need for additional liquidity. Therefore, the Board determined that its primary objective should be to continue to negotiate with the Purchaser to obtain the most advantageous terms possible to the Company and its existing stockholders.

  On February 22, 1995, following a meeting of the Board, the Purchaser and its legal and financial advisors were informed that the Board was willing to continue the negotiation process if the remaining open issues could be expeditiously resolved and if definitive agreements could then be promptly finalized. During the next several days, the terms and conditions of the definitive agreements were finalized.

  On February 27, 1995, a special meeting of the Board was held at which Merrill Lynch delivered its written opinion to the Board, and the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer. On the same day, following such Board approval, the Company and the Purchaser entered into the Stock Purchase Agreement and the Strategic Alliance Agreement and publicly announced their agreement. A copy of the written opinion of Merrill Lynch delivered to the Board, which sets forth certain assumptions made, matters considered and limits of the review by Merrill Lynch in rendering such opinion, is attached as Annex A. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. The Board was aware that Merrill Lynch became entitled to certain of the fees in connection with its engagement by the Company upon the consummation of such a transaction, and that Merrill Lynch in the past had received fees for the providing of financial advisory and financing services to the Company and the Purchaser.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  The Board has reviewed and considered the terms and conditions of the Transactions. At a meeting held on February 27, 1995, the Board unanimously approved the terms of the Purchaser's investment as described above. Accordingly, the Board unanimously recommends that Stockholders vote FOR approval of the

Proposal. In determining to make its recommendation, the Board considered a number of factors, including:

  (a) The oral and written presentations of Merrill Lynch and the written opinion of Merrill Lynch to the effect that, from a financial point of view, the proposed consideration to be received by each of the Company and the Stockholders (other than the Purchaser and its affiliates) in the proposed Transactions, taken as a whole, is fair to the Company and the Stockholders;

  (b) The fact that the Stockholders will be entitled to receive $22.00 per share in cash for at least 18% of their Common Stock, thus earning an immediate return on their investment while retaining a majority equity interest in the Company and its future performance, including the beneficial effects anticipated under the Strategic Alliance Agreement (particularly the fact that the proposed strategic alliance, especially the component supply arrangements, which will provide the Company with a committed supply of critical components, should enhance the Company's competitiveness);

  (c) The fact that $22.00 per share to be paid pursuant to the Offer, $19.50 per share to be paid in the First Issuance and $22.00 per share to be paid in the Second Issuance all represent a significant premium over the recent trading prices of the Common Stock;

  (d) The fact that the Stockholder Agreement contains certain protections for existing Stockholders, including (A) a standstill provision which prohibits the Purchaser for four years from (1) electing representative directors constituting a majority of the Board or (2) acquiring more than a 49.9% interest in the Company (except in certain limited circumstances), (B) a provision that requires that there will continue to be at least three Independent Directors until the Purchaser's interest in the Company exceeds 90%, (C) a provision prohibiting the Purchaser from selling its stake in the Company to a third party for five years (except in certain limited circumstances) and (D) a provision requiring that after the four-year Standstill Period (as defined herein), the Purchaser's interest in the Company cannot exceed 66.67% without making a cash offer for 100% of the outstanding capital stock, and that until the Purchaser's interest in the Company were to exceed 90%, all material transactions between the Company and the Purchaser or any of its affiliates must be approved by a majority of Independent Directors;

  (e) The Board's familiarity with the financial condition, results of operations, business, technology, prospects and strategic objectives of the Company;

  (f) The fact that the Company will continue to be a publicly traded company, headquartered in Irvine, California and led by Mr. Qureshey, as Chairman and Chief Executive Officer, and the rest of its own management team;

  (g) The Board's belief that the additional financing from the New Issue Shares and the Letter of Credit Agreement will increase the Company's opportunities to expand its core businesses, pursue new projects, improve long-term returns and decrease the financial risks it faces and may otherwise face in the future; and

  (h) The fact that the Board concluded that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time.

  While the Board believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and the Stockholders, its approval may have certain adverse effects which Stockholders should consider. These considerations include the consequences of the Purchaser's special consent rights with respect to certain corporate transactions, the composition of the Board following the transaction and the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires control). These considerations further include the possibility that, because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to or do business with the Company. The Company has received notice from LG Electronics, Inc., formerly known as Goldstar

Co., Ltd. ("Goldstar"), another Korean company that supplies DRAM to the Company, that, as a result of the agreements entered into with the Purchaser, effective in April 1995, Goldstar will no longer supply such components to the Company. For the twelve months ended March 31, 1995, Goldstar supplied approximately 15% of the Company's DRAM requirements. The Company is currently discussing with the Purchaser whether the Purchaser can supply such components. In the event that the Company is unable to obtain such components from the Purchaser, it will be required to find alternative sources of supply. If it is unable to locate sufficient supply, or if the terms are less favorable than those previously obtained from Goldstar, the Company's results of operations could be adversely affected.

  In addition, because the Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), it is possible that some additional suppliers, customers, employees and others will not react favorably to the proposed arrangements.

  THE BOARD BELIEVES THAT THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL.

OPINION OF FINANCIAL ADVISOR

  On February 27, 1995, Merrill Lynch delivered its written opinion to the Board to the effect that, as of such date, the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) in the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion is attached hereto Annex A and incorporated herein by reference. THE STOCKHOLDERS ARE URGED TO READ CAREFULLY IN ITS ENTIRETY THE OPINION OF MERRILL LYNCH, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN.

  Merrill Lynch's opinion to the Board addresses only the fairness from a financial point of view of the consideration to be received by the Company and such Stockholders pursuant to the Stock Purchase Agreement and the exhibits thereto, and the Strategic Alliance Agreement (collectively, the "Transaction Documents"), and does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote.

  In arriving at its opinion, Merrill Lynch, among other things; (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended July 2, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended September 30, 1994 and December 31, 1994; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company;
(iii) conducted discussions with members of senior management of the Company concerning its businesses and prospects and the anticipated financial benefits of certain of the Transaction Documents; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) compared the results of the operations of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the proposed financial terms of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents with the financial terms of other strategic investments and mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) participated in discussions and negotiations among representatives of the Company, the Purchaser and their respective advisors; (viii) reviewed drafts of the Stock Purchase Agreement and the Transaction Documents dated February 27, 1995; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of the Company. With respect to the financial forecasts and other information relating to the Company's prospects and future performance furnished to Merrill Lynch by the Company, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and other matters covered thereby. Merrill Lynch also relied without independent verification on the estimates of the Company as to the anticipated financial benefits of certain of the Transaction Documents and assumed that the agreements to be entered into pursuant thereto will provide in the aggregate such benefits.

  In connection with Merrill Lynch providing financial advice to the Company regarding the matters set forth in the opinion, Merrill Lynch, at the Company's request, had contact with several third parties identified to Merrill Lynch by the Company or its agents with respect to an investment in or acquisition of the Company. Merrill Lynch was not otherwise authorized by the Company or the Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for any transaction with respect to the Company.

  Pursuant to certain letter agreements dated as of August 22 and November 2, 1994, as amended, between the Company and Merrill Lynch, the Company paid Merrill Lynch a retainer fee of $100,000 and has agreed to pay to Merrill Lynch an additional fee of $4.9 million upon consummation of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents. In the event that the Purchaser were to acquire only the First Issuance Shares, Merrill Lynch's aggregate fees would be reduced by 50%. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. The Company also agreed to indemnify and hold harmless Merrill Lynch against certain liabilities, including liabilities under the federal securities laws or arising out of or in connection with its rendering of services under its engagement. In the event such indemnification is not available, the Company agreed to contribute to the settlement, loss or expenses involved in the proportion that the relevant financial interest of the Company and the Stockholders bears to Merrill Lynch's relevant financial interest.

  Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and to the Purchaser on unrelated matters and has received fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch actively trades in the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Merrill Lynch is an internationally recognized investment banking firm and is continually engaged in the valuation of business and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

                                THE TRANSACTIONS

GENERAL

  The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!, Bravo, Premmia, Manhattan and Ascentia brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, VADs, VARs, OEMs and U.S. Government approved dealers.

  The Purchaser. The Purchaser is a Korean corporation with its principal executive offices located at 205, 2-Ka, Taepyung-Ro, Chung-Ku, Seoul, Korea 100-742. The Purchaser is a leading international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the

Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

  Capitalization. The following table sets forth the consolidated short-term debt and capitalization of the Company as of April 1, 1995, as adjusted to give effect to the First Issuance and as further adjusted to give effect to the Second Issuance, but does not reflect any assumed usage of the net proceeds therefrom. See "--Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto incorporated by reference herein.

                                                  AS OF APRIL 1, 1995
                                         --------------------------------------
                                                                    AS FURTHER
                                            ACTUAL    AS ADJUSTED    ADJUSTED
                                         ------------ ------------ ------------
Short-term debt:
  Short-term borrowing(1)............... $            $            $
  Current portion of long-term debt.....
                                         ------------ ------------ ------------
    Total short-term.................... $            $            $
                                         ============ ============ ============
Long-term debt:(2)
  Liquid Yield Option Notes due 2013(3).  117,677,700  117,677,700  117,677,700
  Other long-term debt..................
                                         ------------ ------------ ------------
    Total long-term debt................
                                         ------------ ------------ ------------
Stockholders' equity:
  Common stock $0.01 par value;
   200,000,000 shares authorized,
   32,376,500 shares issued and
   outstanding, 38,816,500 shares issued
   and outstanding as adjusted and
   44,446,500 shares issued and
   outstanding as further adjusted(4)...
  Preferred stock, $0.01 par value;
   1,000,000 shares authorized, no
   shares issued and outstanding........
Additional paid-in capital..............
  Retained earnings.....................
                                         ------------ ------------ ------------
    Total stockholders' equity..........
                                         ------------ ------------ ------------
    Total capitalization................ $            $            $
                                         ============ ============ ============

- --------
(1) Amount represents borrowings under the Company's line of credit agreements.

(2) Excludes operating lease commitments.

(3) Net of original issue discount of $197,322,300.

(4) Excludes shares reserved for issuance upon conversion of the Liquid Yield Option Notes and pursuant to the Company's benefit plans and warrants granted to two non-employee directors. The options and warrants are generally exercisable in installments. See "INTERESTS OF CERTAIN PERSONS."

  Use of Proceeds. The net proceeds to be received by the Company from the sale of New Issue Shares are estimated to be $240 million. The proceeds will be used for working capital, including the financing of expected increases in accounts receivable, retirement of bank debt, capital expenditure requirements and other general corporate purposes. The Company's $50 million revolving credit agreement dated February 9, 1995 requires the Company to utilize proceeds from any equity offering to repay any amounts then outstanding under this facility. As of April 1, 1995, there are no amounts outstanding under this facility. The Company has no other commitments for use of the funds, and management of the Company will therefore have broad discretion in the application of the proceeds. At April 1, 1995, the Company had $100.0 million drawn under its $225 million revolving credit agreement. The Company may choose to utilize some of the proceeds from the investment to repay some or all of the then current outstanding borrowings under such credit agreement, which does not require any repayments of principal until its September 30, 1996 termination date. Such borrowings, once repaid, may be reborrowed under the terms of such credit agreement. The weighted average interest rate under such credit agreement was 7.8% for the month of March 1995. The rate of interest under such credit agreement is subject to change based upon the total amount outstanding and the duration of the selected borrowing period. The Company is also considering terminating its existing revolving credit agreement and negotiating a new revolving credit agreement. While the Company has been able to maintain access to external financing sources, no assurance can be given that such access will continue or that the Company will be successful in obtaining new or replacement sources of financing. Until the proceeds are so used, the Company intends to invest the net proceeds in short-term money market instruments.

THE STOCK PURCHASE AGREEMENT AND EXHIBITS

  The following description of the Stock Purchase Agreement and exhibits does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Agreement and such exhibits.

  The Offer. The Stock Purchase Agreement provides that the Purchaser shall commence the Offer as promptly as reasonably practicable after the date of execution of the Stock Purchase Agreement, but in no event later than five business days after public announcement of the entering into of the agreement by the parties. The obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. The Purchaser may increase the Offer price and may make any other changes in the terms and conditions of the Offer, provided that no change may be made which decreases the Offer price, changes the form of consideration to be paid in the Offer, increases or decreases the maximum number of shares sought pursuant to the Offer, adds to or modifies the Offer conditions, otherwise amends the Offer in a manner adverse to the Company's stockholders or permits the Purchaser to accept for payment or purchase any Offer Shares prior to the date of closing the Second Issuance.

  The Stock Purchase Agreement requires that the Offer expire at midnight, New York City time, on the date that is forty-five days from the date the Offer is first published or sent to Stockholders, provided that the Purchaser may extend the Offer (a) if the conditions thereto have not been met, (b) as required by the Securities and Exchange Commission or (c) for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration otherwise permitted as aforesaid. The Offer was initially
scheduled to expire on April 20, 1995. On April   , 1995, the Purchaser
extended the Offer until 5:00 pm, New York City time, on May   , 1995.

  The Share Issuances. The Stock Purchase Agreement sets forth the terms of the Share Issuances. In addition to the condition that the parties deliver and perform the several exhibits to the Stock Purchase Agreement and negotiate and execute the several agreements contemplated by the Strategic Alliance Agreement as described below, the obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) no statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by the Stock Purchase Agreement (each, a "Governmental Authority") that purports, seeks or threatens to (A) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by the Stock Purchase Agreement or (B) impose material adverse terms or conditions upon such purchase and sale of the New Issue Shares (collectively, "Legal Ability"), (ii) compliance with applicable regulatory requirements, including without limitation the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950, and the regulations thereunder, and (iii) the other party's representations and warranties set forth in the Stock Purchase Agreement being true and correct in all material respects. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) approval at the Special Meeting by holders of a majority of the Common Stock of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement described below and (D) the Restated Charter (collectively, "Stockholder Approval"), (ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Rights Plan, as described under "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment," to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels.

  The obligation of the Company to issue and sell the Second Issuance Shares is further subject to (i) the Offer being consummated in accordance with its terms, (ii) the receipt of Stockholder Approval and (iii) the receipt of any amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein. As a result, subject to the terms and conditions of the Stock Purchase Agreement, the Purchaser may elect to consummate the First Issuance in advance of approval of the Proposal, including, in certain circumstances, following termination of the Stock Purchase Agreement by the Company.

  The Company and the Purchaser filed the required Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission (the "FTC") and the Department of Justice and, on April 7, 1995, the FTC notified the Company that early termination under the Clayton Act had been granted.

  Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances,
(ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which would become subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement, as described below.

  Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations with any third party with respect to any (i) acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, (ii) acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or (iii) merger or other combination of the Company or any of its subsidiaries (each, a "Third Party Acquisition"). The Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms as described below, directly or indirectly, (i) initiate, solicit or encourage any discussions regarding any Third Party Acquisition, or (ii) hold any such discussions or enter into any agreement concerning any Third Party Acquisition, subject in each case to the fiduciary obligations of the Board as provided in the next following sentence. The Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition, provided, that if the Board receives a bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) provides a greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by the Stock Purchase Agreement (a "Superior Proposal"), the Board may, to the extent required under its fiduciary duties, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate the Stock Purchase Agreement, in each case at any time after the fifth business day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal, and provided that the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of such five-business day period.

  Termination. The Stock Purchase Agreement provides that either the Purchaser or the Company may terminate its obligations thereunder (i) to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations shall use its best efforts to remove such prohibition, injunction, or restraint, or
(ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by June 30, 1995 and the failure to close on or before such date did not result from the failure by the party seeking termination to fulfill in all material respects any undertaking or commitment that is required to be fulfilled by such party prior to such time, or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty,covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within ten days' notice of such breach.

  Additionally, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if (i) five business days have elapsed following the Purchaser's receipt from the Company of a Notice of Superior Proposal, (ii) the Superior Proposal described in such notice continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five-business day period following receipt by the Purchaser of such notice, and (iii) the Company shall have paid to the Purchaser $10 million (the "Termination Fee"). In the event of such a termination, the Purchaser may within 15 days elect to purchase the First Issuance Shares, subject only to its having Legal Ability. In connection with such a purchase by the Purchaser of the First Issuance Shares, the Purchaser and the Company would enter into the Stockholder and Registration Rights Agreements but not the Letter of Credit Agreement or the agreements contemplated by the Strategic Alliance Agreement.

  The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if a Third Party Acquisition has occurred or any definitive agreement or agreement in principle has been executed with respect to a Third Party Acquisition.

  Transaction Expenses. The Stock Purchase Agreement provides that, except for any Termination Fee, each of the parties will pay its own expenses incurred in connection with the negotiation and preparation of the Stock Purchase Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Letter of Credit Agreement and related documents, the performance of its obligations thereunder, and the effectuation of the transactions contemplated thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants.

  The Stockholder Agreement. The Stockholder Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

    Standstill. Pursuant to the terms of the Stockholder Agreement, the Purchaser has agreed that until completion of the purchase of the New Issue Shares and the Offer Shares, neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to the Offer or the purchase of the New Issue Shares. During the period of four years after the closing of the purchase and sale of the First Issuance Shares or, if there is a later closing of the purchase and sale of the Second Issuance Shares, the period of four years thereafter (the "Standstill Period"), neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire beneficial ownership of any equity securities of the Company or interest therein, except in enumerated circumstances, including purchases to fund payments made under the Letter of Credit Agreement, as discussed below, open market purchases at prices per share at least equal to $21.10, transactions approved by a majority of the directors not designated by the Purchaser, as discussed below, and purchases pursuant to its pro rata purchase rights as described below.

    Additionally, unless the Purchaser's percentage of the total number of votes that may be cast in an election of directors of the Company at any meeting of Stockholders of the Company (the "Purchaser Interest") has been less than 30% for a period of 25 consecutive days, in the event that a third party shall make an offer to acquire a 20% or greater interest in equity securities of the Company, the Purchaser and/or its affiliates shall be permitted to make a competing offer and acquire equity securities pursuant to such offer, subject to certain conditions, including, without limitation, that (a) (i) the third party offer is approved or recommended by a majority vote of the directors not designated by the Purchaser or (ii) the Rights Plan is not in effect or the associated preferred stock purchase rights thereunder will not become exercisable if the third party offer proceeds, (b) such third party offer is not withdrawn or terminated prior to the Purchaser making a competing offer and (c) if the third party offer is withdrawn or terminated before the Purchaser acquires equity securities of the Company pursuant to the competing offer, the Board determines in good faith that such third party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such third party offer. The Company may not enter into any agreement with the third party offeror or take any action as a condition of the third party offer unless and until the Purchaser has received notice under the Stockholder Agreement and has been afforded not less than ten business days following receipt of such notice from the Company to respond with a competing offer.

    In no case during the Standstill Period may the Purchaser or any of its affiliates, directly or indirectly, acquire or offer to acquire beneficial ownership of any voting stock, if after such acquisition, the Purchaser Interest would exceed 49.9%, unless such acquisition or offer (together with related transactions) is (i) made pursuant to the Purchaser's rights with regard to third party offers as described in the next preceding paragraph, or (ii) has been approved by a majority of directors not designated by the Purchaser and would result in the Purchaser and/or its affiliates owning 100% of the Company's voting stock. After the Standstill Period, the Purchaser's and/or its affiliates' right to acquire or offer to acquire any equity security or interest therein will not be restricted; provided, however, that the Purchaser shall not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates.

    Pro Rata Purchase Right. From and after the closing of the Second Issuance until such time as the Purchaser Interest has been less than 30% for a period of 25 consecutive days, the Company must give the Purchaser prior written notice of any issuance by the Company of new securities as the result of which the Purchaser Interest would be reduced, either immediately upon issuance of such new securities, or upon subsequent exercise or conversion thereof. The Purchaser may generally elect to purchase up to its pro rata share of such new securities on the same terms as the balance of the issuance of such new securities. The Purchaser's pro rata purchase rights shall not apply to the following issuances: (i) any issuance pursuant to (a) any stock option or purchase right or plan exclusively for one or more employees and/or directors of the Company or any of its subsidiaries or (b) warrants issued to directors prior to the date of the Stockholder Agreement, (ii) any issuance in consideration of any part of the acquisition by the Company or any of its subsidiaries of any stock, assets or business; (iii) any issuance upon conversion of the Company's Liquid Yield Option Notes due December 14, 2013, (iv) any issuance pursuant to the exercise or conversion of a new security issued after the date of the Stockholder Agreement in which the Purchaser was entitled to participate pursuant to its pro rata purchase rights and (v) any issuance in payment of any portion of the promissory note due July 11, 1996, issued by the Company to Tandy Corporation. In addition, if the number of outstanding shares of voting stock is increased through the issuance of additional shares, including issuances that do not trigger a pro rata purchase right but excluding issuances pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares, then in connection with each such issuance the Purchaser and/or its affiliates will have the right, but not the obligation, for designated periods to purchase in the open market at any available price, up to the number of additional shares as is necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage as existed immediately prior to such increase.

    Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities, or interest therein, for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described below, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing
  (A) in which all other Stockholders may participate on a pro rata basis on the same terms as the Purchaser, (B) pursuant to such public offerings or open market transactions or (C) approved by a majority of directors not designated by the Purchaser, as described below.

    Board Representation. After the Purchaser acquires the New Issue Shares and the Offer Shares, subject to the next following sentence, the Purchaser will have the right to designate the number of directors of the Company that will be one fewer than a majority of the total number of directors (six of thirteen members of the Board, assuming the Board increases to thirteen directors, as is anticipated, upon Stockholder Approval). If (a) the Purchaser acquires the First Issuance Shares, but does not acquire the Second Issuance Shares and the Offer Shares or (b) the Purchaser Interest is less than 30% for a period of 25 consecutive days, then the Purchaser will have the right to designate that number of directors that will result in the total number of directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of directors at that time, and (ii) the Purchaser Interest at that time. An acquisition by the Purchaser of only the First Issuance Shares, giving the Purchaser approximately 16.6% of all shares of outstanding Common Stock, would result in the Purchaser designating one of eight members of the Board. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board, and to select any of the directors as alternates for each of its director designees serving on committees of the Board.

    Purchaser designees will be placed on the Board promptly following the consummation of the Transactions. In future years, Purchaser designees will be nominated to the Board by the Company as part of its slate of nominees, and the Purchaser will be required to vote its shares for such slate. As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto.

    After the closing and at all times until the Purchaser Interest is less than 30% or greater than 90%, the Board must include at least three directors who are not affiliates, officers, employees, agents, principal stockholders, consultants or partners of the Purchaser, the Company or any affiliate of either of them or of any entity that was dependent on the Purchaser, the Company or any affiliate of either of them for more than 5% of its revenues or earnings in its most recent fiscal year (each, an "Independent Director"). During the Standstill Period, the Purchaser-designated directors will not participate in the nomination of Independent Directors. Thereafter, the Stockholder Agreement does not limit the Purchaser's right to nominate directors (subject to the three-Independent Director requirement). The Company's four current outside directors, Messrs. Goeglein, Peltason and Yocam and Dr. Santoro, are expected to continue to serve on the Board following the Transactions and would be "Independent Directors" for purposes of the foregoing.

    Certain Restrictions on Actions by the Purchaser. The Stockholder Agreement provides that during the Standstill Period, neither the Purchaser nor its affiliates will, directly or indirectly, (a) solicit, initiate or participate in any solicitation of proxies or become a participant in any election contest; call, or in any way participate in a call for, any special meeting of Stockholders of the Company (or take any action with respect to acting by written consent of the Company's Stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any Stockholder proposal or participate in the making of, or solicit Stockholders for the approval of, one or more stockholder proposals; (b) deposit any voting stock in a voting trust or subject the same to any voting agreement or arrangements, except as provided in the Stockholder Agreement; (c) form, join or in any way participate in a "group" (as defined therein) with respect to any voting stock; (d) except as specifically permitted by the Stockholder Agreement, otherwise act to control or influence the Company or its management, Board, policies or affairs; or (e) disclose any intent, purpose, plan or proposal with respect to the Stockholder Agreement, the Company or its affiliates or the Board, management, policies, affairs, securities or assets of the Company or its affiliates that is inconsistent with the Stockholder Agreement. Notwithstanding the foregoing, however, the Stockholder Agreement provides that nothing therein will be deemed to prevent the Purchaser or its affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate to cause the election as directors of those persons the Purchaser is entitled to designate pursuant to the Stockholder Agreement, or prohibit or restrict any action taken by the Purchaser or any of its affiliates in connection with the exercise of the rights of the Purchaser and its affiliates to make a competing offer in response to an offer by a third party for a Third Party Acquisition.

    Certain Approval Rights. So long as the Purchaser Interest is not less than 30% for a period of 25 consecutive days, the Company shall not enter into the following transactions without the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or written consent of not less than a majority of the directors designated by the Purchaser: (i) acquire or agree to acquire, or permit any of its subsidiaries to acquire or agree to acquire, by merger, consolidation, or acquisition of assets or stock, or otherwise, any corporation, partnership, or other business organization or division thereof, or any other business operation ("Acquired Entity") if the total assets, or the total revenues or operating profits of such Acquired Entity as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such acquisition shall exceed 20% of the total assets or the total revenues or operating profits of the Company as at the end of or for such four fiscal quarters, provided, however, the Purchaser's written consent shall not be required for an acquisition in which the total value of all consideration paid or given by the Company in such acquisition (including without limitation the value of any funded debt or other capitalized obligations assumed by the Company or any subsidiary of the Company) is less than $50 million; (ii) sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, or permit any of its subsidiaries to sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, any product line or line of business of the Company or any of its subsidiaries or any interest therein to any person other than a subsidiary of the Company that is or, if it were a United States entity, would be, required to be consolidated for Federal income tax purposes, if the assets, revenues or operating profit of such product line or line of business as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such transfer shall exceed 20% of the assets, revenues or operating profits of the Company as at the end of or for such four fiscal quarters; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or exercise of options, warrants, subscriptions, rights to purchase or otherwise), in any transaction or series of related transactions, any equity securities if such securities would represent an increase of 10% or more in the voting power outstanding immediately prior to the issuance of such securities; (iv) approve any annual capital expenditure budget, or authorize or make capital expenditures in excess of $15 million in the aggregate for the Company and all of its subsidiaries (other than pursuant to the approved budget); (v) effect any amendments to the Restated Charter or Amended Bylaws or change the number of authorized directors; and (vi) enter, or permit any of its subsidiaries to enter, into any joint venture, partnership, or exclusive licensing agreement with any third party that (a) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship, or the four-year period commencing on the date of such agreement, whichever is less, in excess of $100 million, or (b) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product that is material to the business of the Company and its subsidiaries, taken as a whole; provided, however, the Purchaser's written consent shall not be required for any agreement for the procurement of central processing units and licenses for the use of patents, basic input-output system software, disk operating system software, Windows(R) operating system software, and network operating system software, or other similar agreements, in each case entered into in the ordinary course of business not substantially inconsistent with past practice and for procurement of components to be used in or with the Company's products, or provided to purchasers of the Company's products in or with such products.

    Results of Operations. Following the acquisition by the Purchaser of the New Issue Shares and the Offer Shares, and provided that the Purchaser Interest is not less than 30% for a period of 25 consecutive days, if (a) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1996 shall be less than $2.6 billion or $430 million, respectively, (b) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1997 shall be less than the greater of (i) $2.75 billion or $450 million, respectively, or (ii) 85% of the amounts therefor set forth in the 1997 operating plan of the Company approved by the Board; or (c) the consolidated net income after taxes of the Company and its subsidiaries for either of such fiscal years shall be less than 1% of net revenues, then a management committee of the Board (the "Management Committee") will be formed to review the desirability of changes in the management of the Company and take such action, if any, as may be determined to be advisable including without limitation the reassignment, change in the responsibilities, removal, termination or replacement of any members of management. For purposes of the foregoing, the "management" of the Company shall refer to all persons who presently have the title of "Vice President" or higher, whether or not any such person is an officer of the Company, and all such persons who may perform the functions presently performed by any of the foregoing, without regard to title, but shall not include the Chief Executive Officer. The Management Committee shall make any determination with respect to the termination or reassignment of an existing member of management, or the decision to hire any new member of management within 60 days following the availability of the audited financial statements for the relevant year (or such longer period of time as may be determined by a majority of the Board), and no such determination shall be made thereafter; provided that: (a) the Management Committee shall have such additional time as is reasonably necessary for the recruitment and selection of any such new member of management; and (b) no action or inaction by the Management Committee following the fiscal year ended July 1996 shall impair its ability to act as therein authorized following the fiscal year ended July 1997. The Management Committee shall not be authorized to take such actions if they would violate applicable law or if the shortfall in consolidated revenues, gross profits or net income of the Company and its subsidiaries referred to above, shall be the direct result of certain "force majeure" events or a decline in the unit volume of the world market for personal computers.

    The consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement are target figures agreed to by the Company and the Purchaser for usein determining when the Management Committee will be established. Such figures should not be viewed as forecasts of the future financial performance of the Company. The Company does not intend to disclose its progress or lack of progress in meeting the consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement, except to the extent implicit in its ongoing periodic financial reporting activities, consistent with past practices.

    The Management Committee will consist of those members of the Board designated by the Purchaser in accordance with the Stockholder Agreement, the Chief Executive Officer of the Company, if he is then a director (or, if he is not then a director, another director who is an employee of the Company), and up to a maximum of four directors who are not officers or employees of the Company. In the event there shall be more than four directors who were not designated by the Purchaser and are not officers or employees of the Company at a time when the Management Committee is authorized to act in accordance with the foregoing, those directors who were not designated by the Purchaser will select the four such directors who will be members of the Management Committee in addition to the Chief Executive Officer (or, if he is not then a director, another director who is an employee of the Company) and the directors designated by the Purchaser, and unless and until such selection is made the Management Committee shall consist solely of the directors designated by the Purchaser and the Chief Executive Officer of the Company (or, if he is not then a director, another director who is an employee of the Company).

    Material Transactions. At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Independent Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Independent Directors. "Material transaction" shall generally mean (i) any amendment to, or termination of, the Stockholder Agreement or any of the other Transaction Documents and (ii) any transaction between the Company, any of its subsidiaries or the Company's Stockholders (as such), on the one hand, and the Purchaser or any of its affiliates, on the other hand; provided, that "material transaction" shall not include any (a) transactions with Stockholders which are expressly permitted by the Stockholder Agreement,
  (b) transactions in accordance with the terms of the Transaction Documents and (c) other transactions or series of related transactions involving payments by or obligations or transfer of property of the Company with an aggregate value in any calendar or fiscal year of less than $5 million.

    Termination of Certain Rights. The rights and obligations of the Company and the Purchaser with respect to Board representation, approval rights and certain covenants under the Stockholder Agreement generally terminate at the first time after the date of such Agreement that the Purchaser Interest is less than 15% for a period of 90 consecutive days.

    See "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

  Registration Rights Agreement. The Registration Rights Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

  Pursuant to the Registration Rights Agreement, the Purchaser shall have the right to require the Company to file a registration (a "Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), for any or all of the Common Stock acquired by it or its affiliates from time to time not in violation of the Stock Purchase Agreement or the Stockholder Agreement (the "Registrable Shares"). The right to a Demand Registration is limited, however, in that (i) it may be invoked in each instance only with respect to 2,000,000 or more Registrable Shares, (ii) the Company is not required to honor a Demand Registration request within 18 months of the effectiveness of a previous Demand Registration, and (iii) the Company may defer its obligation to honor a Demand Registration request for up to 180 days if the Board determines in good faith that a registration would require public disclosure of material non-public information related to a significant pending transaction of the Company that could be impaired by such disclosure. If the Purchaser purchases the First Issuance Shares but not the Second Issuance Shares and the Offer Shares, the Company shall not be required to effect more than three Demand Registrations; if the Purchaser purchases all of the New Issue Shares and the Offer Shares, the Company shall not be required to effect more than six Demand Registrations. The Purchaser shall also have the right, with respect to most registered offerings of Common Stock for cash, to require the Company to include Registrable Shares in such offering (together with Demand Registrations, "Registrations"). The Registration Rights Agreement provides that expenses relating to Registrations (other than selling expenses and commissions) will generally be payable by the Company and otherwise contains terms that are generally customary to registration rights agreements of its type.

  Letter of Credit Agreement. The Letter of Credit Agreement required to be executed and delivered at the closing of the purchase and sale of the Second Issuance Shares provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy Corporation. Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock (subject to the 49.9% ownership limitation during the Standstill Period described above) at market price, or a combination of both.

STRATEGIC ALLIANCE AGREEMENT

  Pursuant to the Stock Purchase Agreement, the Company and the Purchaser have entered into the Strategic Alliance Agreement, pursuant to which such parties have agreed, subject to the terms and conditions thereof, to negotiate and agree, prior and as a condition precedent to the issuance and sale of the Second Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. The following description of the Strategic Alliance Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Strategic Alliance Agreement, which has been filed as an exhibit to the Schedule 14D-9.

  The Strategic Alliance Agreement requires the Purchaser and the Company to negotiate and enter into agreements embodying the principles summarized below as a condition to consummating the Second Issuance.

  Component Supply Agreements. Such agreements shall provide that the Purchaser will supply the Company with certain components used in the manufacture of the Company's products, including DRAMs, hard disk drives, monitors and LCDs, with the Company being eligible for supply and terms which, when considered in the aggregate, are at least as favorable as those offered by the Purchaser to its most favored customer group.

  Joint Procurement Agreement. Such agreement shall provide a mechanism pursuant to which the Purchaser and the Company will coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties.

  Joint Marketing Agreement. Such agreement shall provide that the Company and the Purchaser will share expertise to jointly market currently existing and newly developed products of both parties in order to achieve maximum market penetration for both parties.

  Cross OEM Agreement. Such agreement shall provide that the Company and the Purchaser will coordinate the utilization of the manufacturing and assembly capacity of each other.

  Joint Product Development. Such agreement shall provide that the Company and the Purchaser will share expertise to jointly develop products in order to accelerate product time to market for both parties.

  Cross License Agreement. Such agreement shall provide that the Company and the Purchaser will license to each other their respective patents, copyrights, and other intellectual property in order to foster rapid product development and low-cost production.

  Employee Exchange Agreement. Such agreement shall provide that the Company and the Purchaser will coordinate a program to provide opportunities for employees of one company to spend time as employees of the other company ("Transfer Employees") in order to facilitate a mutual understanding of each party's respective business and corporate culture, and attainment of the mutual goals set forth in the Strategic Alliance Agreement, and provide assistance and training to each other in areas where each party has particular expertise. Such agreement shall provide that certain Transfer Employees designated by the Purchaser will report directly to the Chief Executive Officer of the Company.

  Technical Collaboration Agreement. Such agreement shall provide that the Company and the Purchaser will collaborate regarding technical information.

  Management believes that the activities contemplated under the Strategic Alliance Agreement should be of substantial benefit to the Company. However, while the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance. Once agreed to, a substantial amount of time and effort may be required for these relationships with the Purchaser to be established and to develop. Additionally, it is possible that because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to the Company, or to do business with or enter into strategic relationships involving the Company. The Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), and it is possible that some suppliers, customers, employees and others will not react favorably to the proposed arrangements. The reliance by the Company on the Purchaser for significant portions of certain components requirements may reduce the Company's flexibility to respond to changes in the market for personal computers.

RESTATED CERTIFICATE OF INCORPORATION; AMENDED BYLAWS

  The following description of the proposed Restated Charter and the Amended Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to the text of such documents. Stockholders are urged to read the Restated Charter and Amended Bylaws in their entireties.

  In order to accommodate the Purchaser's director designees described herein, the proposed Restated Charter amends and restates the current Certificate of Incorporation of the Company by increasing the size of the Board from a range of five to nine members to a range of five to thirteen members. Additionally, the Restated Charter:

    (i) limits the Board's power to amend the provisions of the Amended Bylaws to be added as described below, in order to ensure the Purchaser's ability to rely on such provisions remaining in effect;

    (ii) revises certain provisions relating to future issuances of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock") by: (a) clarifying the status of authorized and unissued shares of Preferred Stock and the ability to reissue such shares as a part of the series of which they were originally a part or to reclassify and reissue such shares as part of a new series of Preferred Stock or as part of any other series of Preferred Stock; (b) specifying the relative rights of holders of Preferred Stock and Common Stock to receive dividends; and (c) specifying the relative rights of holders of Preferred Stock and Common Stock to share in all remaining assets of the Company upon liquidation or dissolution; and

    (iii) requires the Company to indemnify to the full extent authorized or permitted by applicable law any person made, or threatened to be made, a party or witness to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

  The proposed Amended Bylaws amend the current Bylaws by making the following changes, which relate specifically to terms of the Stockholder Agreement and are necessary to implement the Company's agreements with the Purchaser set forth therein:

    (i) eliminating the requirement that the Board consist of not less than five nor more than nine members;

    (ii) providing that vacancies on the Board due to death, resignation or removal of (a) a director designated by the Purchaser or (b) a director not designated by the Purchaser must be replaced by the remaining directors with, in the case of clause (a), a director designated by the Purchaser and, in the case of clause (b), a director designated by those directors not designated by the Purchaser;

    (iii) providing for the Management Committee;

    (iv) requiring that any special meeting of the Board called during the Standstill Period by directors designated by the Purchaser be attended by at least a majority of the directors not designated by the Purchaser to constitute a quorum;

    (v) requiring that two-thirds of the directors constitute a quorum for, and the affirmative vote of not less than two-thirds of all directors be required to approve, any action that would amend the existing Rights Plan, or adopt or amend a new, stockholder rights plan, if such amended or new stockholder rights plan does not contain provisions equivalent to those set forth in the amendment to the Rights Plan as described below; and

    (vi) providing that the amendment of certain of the foregoing new provisions of the Amended Bylaws requires the approval of a majority of the directors designated by the Purchaser.

  As described herein, the Company is proposing to adopt the Restated Charter and Amended Bylaws in order to effect certain aspects of the Transactions as agreed to with the Purchaser. Stockholder Approval, and adoption of the Restated Charter and Amended Bylaws are conditions to the Purchaser's obligation to consummate the Second Issuance and the Offer. The Restated Charter and Amended Bylaws will not become effective unless the Second Issuance, the Offer and related Transactions are consummated. See "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

STOCKHOLDER RIGHTS PLAN; CERTAIN ANTI-TAKEOVER EFFECTS OF THE PURCHASER'S INVESTMENT

  On June 30, 1989, the Board adopted the Rights Plan, which is intended to protect Stockholders from unfair takeover practices. Under the Rights Plan, each share of Common Stock carries one right to obtain additional stock or other property according to terms provided in the Rights Plan (collectively, the "Rights"). The Rights are not exercisable or separable from the Common Stock until another party acquires at least 15% of the Company's then outstanding Common Stock or commences a tender offer for at least 15% of the Company's then outstanding Common Stock.

  In the event the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of its consolidated assets or earning power are sold or transferred, each Right will entitle its holder to receive, at the then current exercise price, common stock of the acquiring company having a market value equal to two times the exercise price of the right. If a person or entity were to acquire 15% or more of the outstanding shares of the Common Stock, or if the Company is the surviving corporation in a merger and its Common Stock is not changed, each Right will entitle the holder to receive, at the then current exercise price, Common Stock having a market value equal to two times the exercise price of the Right. Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote as a stockholder or receive dividends. The Rights, which expire on June 30, 1999, may be redeemed by the Company at a price of $0.01 per Right. At April 1, 1995, 500,000 of the 1,000,000 authorized but unissued shares of Preferred Stock of the Company are reserved for issuance upon exercise of these Rights.

  As a condition to entering into the Stock Purchase Agreement, the Company amended the Rights Plan (the "Rights Plan Amendment") to effectively exclude the Purchaser and its affiliates until the earlier to occur of (i) the termination of the Stock Purchase Agreement in accordance with its terms without the purchase by the Purchaser of any shares of Common Stock pursuant thereto, (ii) the Purchaser, its affiliates or associates collectively ceasing to be, for a period of at 25 consecutive days following the closing of the purchase and sale of the New Issue Shares, the beneficial owners of more than 15% of the Common Stock then outstanding or (iii) the Purchaser, its affiliates and associates collectively becoming the beneficial owners of any shares of Common Stock in violation of the terms of the Stockholder Agreement.

  Accordingly, if the Proposal is approved, the Purchaser can, in accordance with the terms and conditions of the Stockholder Agreement, acquire, without additional Board or Stockholder approval and without triggering the Rights Plan, up to 49.9% of the Common Stock during the first four years of its investment, and up to 66.67% of the Common Stock at any time thereafter. In addition, the Stockholder Agreement permits the Purchaser to acquire, without such additional approval and without triggering the Rights Plan, 100% of the Company's equity securities pursuant to a cash tender offer made to all holders thereof. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits--The Stockholder Agreement."

  While the Board believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and its Stockholders, its approval (including, without limitation, the Rights Plan Amendment, the Restated Charter, the Amended Bylaws and the Stockholder Agreement) may have certain anti-takeover effects which Stockholders should consider. These considerations include the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires control). See "BACKGROUND OF THE TRANSACTIONS-- Recommendation of the Company's Board of Directors."

                                 OTHER BUSINESS

STOCKHOLDER PROPOSALS

  No business may be brought before the Special Meeting other than the Proposal and procedural matters that may arise in connection therewith. Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received at the Office of the Corporate Secretary prior to May 31, 1995 for inclusion in the Proxy Statement for the Annual Meeting of Stockholders scheduled to be held on or about November 2, 1995. The notice must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Proxy Statement by reference: (i) pages S-1, S-2 and S-4 through S-11 of Schedule I to the Schedule 14D-9, (ii) pages 14 through 24 and pages 26 through 47 of the 1994 10-K, and (iii) the Quarterly Reports.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting are deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein are deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).

                                          DENNIS R. LEIBEL
                                          Secretary

                                                             PRELIMINARY COPY


                               AST RESEARCH, INC.

          PROXY FOR THE MAY __, 1995 SPECIAL MEETING OF STOCKHOLDERS

    This Proxy is Solicited by The Board of Directors of AST Research, Inc.

          The undersigned stockholder of AST Research, Inc. ("AST") hereby appoints Richard J. Goeglein, Jack W. Peltason, Carmelo J. Santoro, Ph.D. and Delbert W. Yocam and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse of this card, all the shares of Common Stock of AST held of record by the undersigned on April __, 1995 at the Special Meeting of Stockholders to be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, on May __, 1995 at 9:00 a.m., Pacific Standard Time, and at any and all postponements and adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters proposed by AST and set forth in the Notice of Special Meeting of Stockholders dated April __, 1995, and the Proxy Statement dated April __, 1995, receipt of which is hereby acknowledged.

          1. To approve (i) the amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and (ii) the terms of the Stock Purchase Agreement dated February 27, 1995, by and between AST and Samsung Electronics Co., Ltd. ("Samsung"), and the transactions contemplated thereby, including (A) the issuance and sale by AST to Samsung of (a) 6,440,000 shares of common stock, par value $0.01 per share, of AST (the "Common Stock") at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in Samsung's cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that Samsung will own approximately 40.25% of the outstanding Common Stock; and (B) the grant to Samsung of the rights, preferences and privileges and the acceptance and performance by AST of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

                  [_] FOR       [_] AGAINST      [_] ABSTAIN


          Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this card and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.


                                       DATED:  ------------------------  , 1995


                                       ----------------------------------------
                                                      Signature(s)


                                       ----------------------------------------
                                       IMPORTANT: Please sign as name(s) appear hereon, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.